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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Equity Investor Fund,
Blue Chip Stock 2000 Series A, Premier American Portfolio, Defined Asset Funds:



We hereby consent to the use in this Registration Statement No. 333-32286 of our report dated April 10, 2000, relating to the Statement of Condition of Equity Investor Fund, Blue Chip Stock 2000 Series A, Premier American Portfolio, Defined Asset Funds and to the reference to us under the heading "How The Fund Works--Auditors" in the Prospectus which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, NY
April 10, 2000